Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2011 in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-170535) and related Prospectus of AVEO Pharmaceuticals, Inc. for the registration of 4,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 11, 2011